Exhibit 99.1

AUTOBYTEL REPORTS 2010 SECOND QUARTER FINANCIAL RESULTS

 Sequential Revenue Gains Driven by Improvements in Auto Leads Business

Strategic Investments in Talent Acquisition and Website Upgrades Impact Short-Term Results

Internally Generated Leads Grew to Over 35% of Leads Delivered

IRVINE, Calif.  (August 12, 2010) – Autobytel Inc.  (Nasdaq: ABTL), a leader in providing online consumer leads and marketing resources to the auto industry, today reported financial results for the second quarter ended June 30, 2010.

Revenue for the 2010 second quarter totaled $12.1 million, compared with $13.4 million for the 2009 second quarter, but up approximately 3% from $11.8 million in the first quarter of 2010.  Lead referral revenue for the 2010 second quarter decreased less than 3% from the same quarter last year.  Advertising revenue declined to $869,000 for the 2010 second quarter, from $1.8 million for the 2009 second quarter and $1.1 million for the 2010 first quarter, related principally to reduced page views as the company continued to eliminate lower quality traffic sources while focusing on improving ad click through rates and the development of a more engaging consumer experience.

As a result of strategic investments aimed at positioning the company for a growing automotive market, Autobytel reported a net loss of $3.0 million, or $0.07 per share, for the 2010 second quarter, which included severance and related expenses of $425,000.  This compares with a net loss of $251,000, or $0.01 per share, in the prior-year period which included other income of approximately $580,000 related to the sale of an asset, and $778,000 in income from discontinued operations in connection with the release of escrowed funds from the sale of AVV.  Both of these items were related to patent litigation settlements entered into during the 2009 second quarter.

“Although some of the strategic decisions we made affected the bottom line results this quarter, we are convinced we are making the right moves to better position Autobytel for an expected upswing in the automotive market,” said Jeffrey H. Coats, President and Chief Executive Officer of Autobytel.  “While strategic new hires and additional investments dampened results in the short-term, we are driving important progress that is intended to improve operations over the long-term.

“A series of newly launched innovative products has resulted in new and used dealer count growing by more than 10% over the last three quarters.  As an example, our iControl product allows dealers to dynamically specify the leads they would like to receive.  This product was launched in the first quarter, achieved 13.5% penetration by the end of the second quarter and is expected to achieve  25% penetration by the end of the year.  Our finance leads business continued to show strength during the second quarter, with revenue growing by 27% on a year-over-year basis; and total revenue increased on a sequential basis for the first time in more than five quarters,” said Coats.  “On the advertising front, click-through rates for Autobytel’s advertisers are at an all-time high, and as page views increase, Autobytel’s network of sites present very attractive media options for OEMs.  As the industry continues to pick up pace, we look forward to playing a larger role in providing dealers and manufacturers with the best tools available to help them sell more cars, while giving automotive consumers the best tools available to make informed purchasing decisions.”

Gross margin increased to 35.0% for the 2010 second quarter, versus 32.9% for the 2009 second quarter, primarily reflecting an increased number of higher quality internally generated leads, but declined on a sequential basis as the result of investments made to further improve the volume and quality of leads delivered to Autobytel’s customers.

Total operating expenses for the 2010 second quarter were $7.5 million, compared with $6.6 million in the prior-year period.  The increase in expenses was due largely to personnel costs related to strategic new hires associated with pursuing future growth opportunities, as well as approximately $425,000 in severance and related costs in the second quarter of 2010.

Six-Month Results

For the six months ended June 30, 2010, revenue totaled $23.9 million, versus $27.3 million for the prior-year period.  Lead referral revenue for the first six months ended June 30, 2010 declined 7% from the first six months ended June 30, 2009.  Advertising revenue totaled $1.9 million for the six months ended June 30, 2010, versus $3.5 million for the first six months ended June 30, 2009, related principally to the same factors discussed earlier.

Total operating expenses for the six months ended June 30, 2010 were $11.6 million, including a $2.8 million credit to expense related to patent litigation settlements ($2.7 million of which was the final payment under one of these settlements in the first quarter of 2010).  This compares with total operating expenses of $12.1 million in the six months ended June 30, 2009, including a $2.8 million credit to expense related to the aforementioned patent litigation settlements.  Severance and related expenses were $425,000 and $505,000 in the 2010 and 2009 periods, respectively.

Net loss for the six months ended June 30, 2010 totaled $2.2 million, or $0.05 per share.  In the prior-year period, net loss was $608,000, or $0.01 per share, which included other income of approximately $580,000 related to the sale of an asset, and $778,000 in income from discontinued operations in connection with the release of escrowed funds from the sale of AVV.  Both of these items related to patent litigation settlements executed during the 2009 second quarter.

Cash and cash equivalents were $23.9 million at June 30, 2010, down slightly from $25.1 million at December 31, 2009.  Autobytel’s balance sheet is debt free.

Conference Call
Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2010 second quarter financial results.  Interested parties may participate in the live call by dialing 877-672-6099, passcode 90024493.  An audio broadcast will also be available through a live webcast at www.autobytel.com (click on “Investor Relations” and then click on “Conference Calls”).  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel’s website.  A telephone replay of the call will also be available through August 19, 2010 by dialing 800-642-1687, passcode 90024493.  The slides that will be referenced during the call will be available on the company’s website at www.autobytel.com (click on “Investor Relations” and under “News and Events” click on “Presentations”). They can also be accessed by clicking on the following link:

http://www.irconnect.com/abtl/pages/presentations.html

The slides will contain certain non-GAAP financial measures as defined by SEC Regulation G, including adjusted EBITDA and adjusted operating expenses. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures will be  included in the slides posted on our website.

About Autobytel Inc.
Autobytel Inc., a leader in providing online consumer leads and marketing resources to car dealers and manufacturers, pioneered the automotive Internet when it launched autobytel.com in 1995.  Today, the company is continuing to offer innovative products and services to help auto dealers and manufacturers sell more new and used cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website Autobytel.com®, its network of automotive sites including Autoweb.com®, AutoSite.com®, Car.comsm, CarSmart.com®, CarTV.com®, and MyRide.com®, and its respected online partners, Autobytel continues its dedication to innovating the industry’s highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with one of the industry’s most productive and cost-effective customer referral and marketing programs.

Forward-Looking Statement Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements are not guarantees of future performance and involve  assumptions and  risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the financial condition of automobile manufacturers and dealers, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure of new products and services to meet expectations, failure to retain key employees or attract and integrate new employees, actual costs and expenses exceeding charges taken by Autobytel, changes in laws and regulations, costs of legal matters, including, defending lawsuits and undertaking investigations and related matters, and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission.  Investors are strongly encouraged to review the Annual Report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the stock.  In addition, current year financial information could be subject to change as a result of subsequent events or the finalization of the company’s financial statement close which culminates with the filing of its Form 10-K.

Contacts:
Jim Helberg, Media relations
949-862-1395
jimh@autobytel.com

Crystal Hartwell
Crystal Hartwell, Investor and media relations
949.437.4755
crystalh@autobytel.com

PondelWilkinson Inc., Investor relations
Roger Pondel/Laurie Berman
310-279-5980
investor@pondel.com

mWEBB Communications, Media relations
Melanie Webber, 949-307-1723
melanie@mwebbcom.com

# # #

(Financial Tables Follow)

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$ 23,877	$ 25,097
Accounts receivable (net of allowances for bad debts and customer credits of $659 and $1,107, at June 30, 2010 and December 31, 2009, respectively)	7,438	8,573
Prepaid expenses and other current assets	987	594
Total current assets	32,302	34,264
Property and equipment, net	863	1,003
Other assets	149	123
Total assets	$ 33,314	$ 35,390

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 2,922	$ 2,539
Accrued expenses and other current liabilities	3,196	4,028
Deferred revenues	540	603
Total current liabilities	6,658	7,170
Non-current liabilities	45	79
Total liabilities	6,703	7,249

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	--	--
Common stock, $0.001 par value; 200,000,000 shares authorized; 45,382,729 and 45,168,706 shares issued and outstanding, as of June 30, 2010 and December 31, 2009, respectively	45	45
Additional paid-in capital	302,505	301,831
Accumulated deficit	(275,939)	(273,735)
Total stockholders' equity	26,611	28,141
Total liabilities and stockholders' equity	$ 33,314	$ 35,390

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues:
Lead fees	$ 11,245	$ 11,583	$ 21,979	$ 23,735
Advertising	869	1,786	1,922	3,473
Other revenues	17	75	42	107
Total net revenues	12,131	13,444	23,943	27,315
Cost of revenues (excludes depreciation of $321 and $197 for the three months ended June 30, 2010 and June 30, 2009, respectively, and $643 and $450 for the six months ended June 30, 2010 and 2009, respectively)	7,889	9,022	14,953	17,908
Gross profit	4,242	4,422	8,990	9,407

Operating expenses:
Sales and marketing	2,904	2,542	5,671	5,245
Technology support	1,583	1,226	2,980	2,687
General and administrative	3,077	3,032	5,791	7,023
Patent litigation settlement	(43)	(179)	(2,806)	(2,846)
Total operating expenses	7,521	6,621	11,636	12,109
Operating loss	(3,279)	(2,199)	(2,646)	(2,702)
Interest and other income	313	675	490	821
Loss before provision for income taxes	(2,966)	(1,524)	(2,156)	(1,881)
Income tax provision (benefit)	35	(495)	48	(495)
Loss from continuing operations	(3,001)	(1,029)	(2,204)	(1,386)
Discontinued operations, net	--	778	--	778
Net loss and comprehensive loss	$ (3,001)	$ (251)	$ (2,204)	$ (608)

Basic and diluted loss per common share:
Loss from continuing operations	$ (0.07)	$ (0.02)	$ (0.05)	$ (0.03)
Discontinued operations, net	--	0.02	--	0.02
Basic and diluted loss per common share	$ (0.07)	$ (0.01)	$ (0.05)	$ (0.01)

Shares used in computing net loss per common share (in thousands):
Basic	44,960	44,500	44,882	44,500
Diluted	46,121	44,500	46,026	44,500